Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 27, 2008 with respect to the consolidated financial statements of Dakota Growers Pasta Company, Inc. (a North Dakota corporation) for the year ended July 31, 2008 in this Form 10-K (file number 000-50111).

/s/ Eide Bailly LLP

Minneapolis, Minnesota

October 27, 2008